Exhibit 2.3

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “[* * *]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment

Application filed with the Commission.

AMENDMENT NO. 1 TO

STOCK PURCHASE AGREEMENT

THIS AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT (“Amendment”) is made as of September 17, 2010, by and among APPLIED MICRO CIRCUITS CORPORATION, a Delaware corporation (the “Buyer”) and VÆKSTFONDEN, as the Sellers’ Representative (the “Sellers’ Representative”), on behalf of itself and SLOTTSBACKEN FUND II KY, SLOTTSBACKEN FUND TWO KB, VÆKSTFONDEN and NOVI A/S (collectively, the “Sellers”).

WHEREAS, the Buyer, the Sellers, Tpack A/S, a limited liability company (Aktieselskab) organized under the laws of Denmark (the “Company”), and the Sellers’ Representative entered into that certain Stock Purchase Agreement, dated August 17, 2010 (the “Stock Purchase Agreement”);

WHEREAS, pursuant to the terms and conditions of this Amendment, the Buyer and the Sellers’ Representative, on behalf of itself and the Sellers, desire to amend the Stock Purchase Agreement in the manner set forth herein; and

WHEREAS, Section 10.2 of the Stock Purchase Agreement provides that the Stock Purchase Agreement may be amended by an instrument in writing specifically designated as an amendment signed by the Sellers’ Representative and the Buyer, and any such amendment shall be binding upon all parties to the Stock Purchase Agreement.

NOW, THEREFORE, in consideration of the promises and conditions contained herein, the parties hereby agree to amend the Stock Purchase Agreement as follows:

1. Section 2.2(d) of the Stock Purchase Agreement is hereby amended to add the following sentences at the end of that Section:

(a)	Notwithstanding the foregoing, the Paying Agent may pay amounts withheld by the Paying Agent from the Plan Participant Share of the Closing Purchase Price pursuant to the Plan Participant Agreements with respect to the Escrow Amount and/or [* * *] to the Sellers following the Closing; provided, however, that the Sellers each hereby agree that to the extent such amounts are paid to the Sellers, then any distribution from the Escrow Fund and/or [* * *], as the case may be, under this Agreement and the Escrow Agreement shall not be paid to the Sellers until the amounts due to the Plan Participants under the Plan Participant Agreements with respect to such distribution are paid in full either (i) directly by the Sellers to the Plan Participants or (ii) deducted from the amount being distributed from the Escrow Fund and/or [* * *], as the case may be, and paid to the Plan Participants by the Paying Agent prior to payment of such distribution by the Paying Agent to the Sellers. The Sellers hereby covenant and agree to cause the Paying Agent to distribute amounts received in connection with distributions from the Escrow Fund and [* * *] in accordance with this Section 2.2(d).

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “[* * *]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment

Application filed with the Commission.

2. All existing references in the Stock Purchase Agreement to “Updated Spreadsheet” are hereby replaced with the words “Updated Post Closing Spreadsheet”.

3. Section 2.7 of the Stock Purchase Agreement is hereby amended as follows:

(a)	The final sentence of Section 2.7 is hereby deleted.

(b)	The following is hereby added to the end of Section 2.7:

“Within three Business Days prior to each of the Release Date, the release of any [* * *] following receipt of any [* * *] and the [* * *], if any, the Sellers’ Representative will provide to the Buyer an update of the Spreadsheet (the “Updated Escrow Spreadsheet,” and together with the Updated Post Closing Spreadsheet, the “Updated Spreadsheets”), which Updated Escrow Spreadsheet will be certified on behalf of the Sellers as complete, correct, and in accordance with this Agreement and the Plan Participant Agreements, which shall list, as of the date of the delivery thereof, (i) the amounts withheld by the Paying Agent from the Plan Participant Share of the Closing Purchase Price (on a Plan Participant by Plan Participant basis) pursuant to the Plan Participant Agreements with respect to the Escrow Amount or the [* * *], as the case may be, (ii) the amount payable by the Sellers to each Plan Participant pursuant to the Plan Participant Agreements with respect to the applicable release of amounts from the Escrow Fund or [* * *], as the case may be, and (iii) the amount payable to each Seller with respect to the applicable release of amounts from the Escrow Fund or [* * *], as the case may be, after taking into account a reduction for the amounts payable under (ii) above. All amounts set forth in the Spreadsheet or the Updated Spreadsheets shall be expressed in US Dollars.”

4. Section 8.2 of the Stock Purchase Agreement is hereby amended as follows:

(a)	Deleting the word “and” at the end of subsection (j).

(b)	Deleting the “.” at the end of subsection (k) and replacing it with “; and”.

(c)	Adding the following new subsection (l) after existing subsection (k):

“(l) any Actions by Peter Viereck with respect to exit bonus payment obligations arising out of or relating to his Contract of Employment, dated January 7, 2005, any addendums thereto, the related Termination Agreement, dated April 20, 2009, or other agreements; provided, however; that the first US$50,000 in indemnifiable Losses under this Section 8.2(l) shall be borne equally by the Sellers on the one hand and the Buyer on the other hand, with Losses borne by the Buyer not being recoverable under this Section 8.2 and Losses above the first

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “[* * *]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment

Application filed with the Commission.

US$50,000 being borne fully by the Sellers; and provided, further, that, such Losses borne by the Buyer will count for purposes of determining when and if the aggregate amount of indemnifiable Losses under Section 8.2(a), 8.2(f) and 8.2(j) equals or exceeds the Basket (even though, for the avoidance of doubt, Losses under this Section 8.2(l) are not subject to the Basket).”

5. Section 8.5(b) of the Stock Purchase Agreement is hereby amended as follows:

(a)	Deleting the word “and” immediately following the word “8.2(j)” and replacing it with “,”.

(b)	Adding the words “and 8.2(l)” immediately after the word “8.2(k)”.

6. Section 8.7(a) of the Stock Purchase Agreement is hereby amended as follows:

(a)	Deleting the word “and” immediately following the word “8.2(j)” and replacing it with “,”.

(b)	Adding the words “and 8.2(l)” immediately after the word “8.2(k)”.

7. The second and third sentence of Section 8.7(b) of the Stock Purchase Agreement are hereby deleted and replaced with the following:

(a)	“The Escrow Agent shall distribute to the Paying Agent the Release Amount, to be paid out by the Paying Agent in accordance with the applicable Updated Escrow Spreadsheet delivered in connection with the Release Date. As promptly as practicable following the resolution of all pending indemnification claims which were outstanding as of the Release Date, the Escrow Agent shall distribute to the Paying Agent an amount equal to the excess, if any, of (x) the amount so withheld with respect to such pending indemnification claims as of the Release Date, over (y) the amount used to satisfy the indemnification obligations of the Sellers pursuant to this Article VIII with respect to such pending indemnification claims, to be paid out by the Paying Agent in accordance with the applicable Updated Escrow Spreadsheet delivered in connection with the Release Date.”

8. Section 8.7(c) of the Stock Purchase Agreement is hereby deleted and replaced with the following:

(a)

“As soon as reasonably practicable following the receipt by the Buyer of [* * *], the Buyer shall deliver written instruction to the Escrow Agent (with a copy to the Sellers’ Representative) directing the Escrow Agent to distribute to the Paying Agent, as soon as reasonably practicable following receipt of such instruction, from the [* * *], an amount equal to [* * *] Notwithstanding the foregoing, the Sellers’ Representative hereby agrees, on behalf of itself and

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “[* * *]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment

Application filed with the Commission.

each Seller, that the Buyer need not deliver written instruction described in the prior sentence more than once per month. Any such released amounts shall be paid out by the Paying Agent in accordance with the applicable Updated Escrow Spreadsheet delivered in connection with such release of amounts from the [* * *]. As soon as reasonably practicable following the date that is the fifth anniversary of the Closing Date (the “[* * *]”), the Escrow Agent shall release the [* * *] to the extent not previously used to satisfy indemnification claims against the Sellers pursuant to Section 8.2(e) and to the extent not previously released pursuant to the first sentence of this Section 8.7(c), less the amount of any pending indemnification claims pursuant to Section 8.2(e) as of such date (the “[* * *]”). The Escrow Agent shall distribute to the Paying Agent an amount equal to the [* * *] to be paid out by the Paying Agent in accordance with the applicable Updated Escrow Spreadsheet delivered in connection with the [* * *]. As promptly as practicable following the resolution of all pending indemnification claims which were outstanding as of the [* * *], the Escrow Agent shall distribute to the Paying Agent out of the [* * *] an amount equal to the excess, if any, of (x) the amount so withheld with respect to such pending indemnification claims as of the [* * *], over (y) the amount used to satisfy the indemnification obligations of the Sellers pursuant to Section 8.2(e) with respect to such pending indemnification claims, to be paid out by the Paying Agent in accordance with the applicable Updated Escrow Spreadsheet delivered in connection with the Release Date.”

9. Except as expressly set forth in this Amendment, the terms and conditions of the Stock Purchase Agreement shall remain in full force and effect and shall not be amended hereby.

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Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “[* * *]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment

Application filed with the Commission.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

BUYER:

APPLIED MICRO CIRCUITS CORPORATION

By:	/s/ L. William Caraccio
	Name:	L. William Caraccio
	Title:	VP

SELLERS’ REPRESENTATIVE

VÆKSTFONDEN

By:	/s/ Ulrik Jørring
	Name:	Ulrik Jørring
	Title:	Senior VP

By:	/s/ Anders Markuardt
	Name:	Anders Markuardt
	Title:	Head of Legal

SIGNATURE PAGE TO

AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT